Exhibit 99.1

Conference Call Transcript
CCBI - Q3 2004 Commercial Capital Bancorp, Inc. Earnings Conference Call
Event Date/Time: Oct. 25. 2004 / 10:00AM ET

CORPORATE PARTICIPANTS

Jeff Leonard
Commercial Capital Bancorp, Inc. - SVP of IR

Stephen Gordon
Commercial Capital Bancorp, Inc. - Chairman and CEO

David DePillo
Commercial Capital Bancorp, Inc. - Vice Chairman and COO

Chris Hagerty
Commercial Capital Bancorp - Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

James Abbott
FBR - Analyst

Mike McMahon
Sandler O’Neill - Analyst

Jim Fowler
JMP Securities - Analyst

Richard Eckert
Roth Capital Partners - Analyst

Chris Marinac
FIG Partners - Analyst

Leo Harmon
Fiduciary Management - Analyst

John Hecht
JMP Securities - Analyst

Mark Brennan
LSI – Analyst

Craig McBeth
LSI – Analyst

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the Q3 2004 Commercial Capital Bancorp Incorporated earnings conference call. My name is Michelle, and I will be your coordinator for today. At this time all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS) I would now like to turn the presentation over to your host for today’s call, Mr. Jeff Leonard. Please precede, sir.

Jeff Leonard - Commercial Capital Bancorp, Inc. - SVP of IR

Good morning everyone. This is Jeff Leonard, Senior Vice President of Investor Relations for Commercial Capital Bancorp. Thank you for calling in, and welcome to Commercial Capital Bancorp’s third-quarter 2004 earnings conference call and webcast. Today’s webcast will include presentation slides which are available online through the link on the homepage of the Company’s website, CommercialCapital.com. Our discussion today will cover the Company’s performance for the third quarter of 2004. Leading the discussion will be Stephen Gordon, the Company’s Chairman and CEO. Also on the call are David DePillo, the Company’s Vice Chairman, President and Chief Operating Officer, and Christopher Hagerty, the Company’s Chief Financial Officer.

This conference call will cover information contained in the earnings announced earlier this morning. Today’s discussion may entail forward-looking statements which are intended to be covered by the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. You’ll find a discussion of forward-looking statements in our recent SEC filings and on page 8 of this morning’s earnings release. If you need a copy of the release, please visit our website.

I will now turn the call over to Stephen Gordon, Chairman and CEO.

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

Thank you, Jeff. Good morning, and welcome to CCB’s third-quarter 2004 earnings call and webcast. I assume that everyone on the call has had a chance to review this morning’s earnings release and to formulate their questions. As Jeff just mentioned, in addition to the call-in number, this call and meeting is being webcast via the Internet, and you can interactively participate in this call at CommercialCapital.com.

As usual, after a brief overview or recap of the highlights of the quarter, I will run through the PowerPoint presentation that will be concurrently displayed on the webcast. Following the presentation, David DePillo will take you through the California credit market update, and then we’re going to go ahead and open up the call for Q&A.

First I’d like to point out that this third quarter was the first full quarter since closing on the acquisition of Hawthorne, and as hoped and anticipated, all employees of the new combined company pulled together to successfully execute the game plan. This morning, CCB announced record earnings per share of 32 cents on net income of 18.0 million. If you were to net out the merger-related charges during the quarter, net income would have been 18.3 million. We are very proud of everyone’s hard work and effort that contributed to the success of the components of the Company’s business and strategic plan that generated these results.

In the face of 2 rate increases by the Federal Reserve, spiking oil prices, a flattening yield curve, volatility in the equity markets, international event risk and the national election, and as usual increased competition, CCB grew earnings per share in the 88 percent annual growth rate and 14.3 percent from the linked June quarter. Total assets hit nearly 5 billion even as we transitioned or remixed the loan portfolio to a higher percentage of income property loans from the lower percentage that existed at Hawthorne. This remix to a higher earnings mix was driven by record core loan originations of $545 million during the quarter. These originations successfully transitioned the payoffs that were experienced from primarily the Hawthorne book of loans and contributed to strong balance sheet growth. These loans also easily replaced the continued successful remix of the balance sheet, of which investment securities now represent only 10 percent of total assets. Again, asset quality remained excellent.

The quarter’s results were also marked by ongoing efforts by many to improve the mix of the core deposit base and was driven by allowing short duration higher costing nonrelationship CDs to run off as they matured, rather than paying up higher than market rates to keep these deposits. This resulted in core transaction accounts totaling now 52 percent of total deposits and a stable cost of deposits during the quarter. Specifically, while the Fed has now pushed overnight borrowing rates up by 75 basis points, and while much of the short end of the curve is up closer to 100 basis points, CCB’s cost of deposits has remained stable.

During the quarter, CCB’s capital continued to rise rapidly as did the Company’s tangible book value per share, which grew to 62 percent annual growth rate and 9.2 percent from the linked June 2004 quarter. Given the overall asset quality of the Company’s balance sheet, the rate at which the Company is growing its earnings per share generating its retained earnings and growing its equity base, the Company’s authorized stock buyback program remains in effect and the Company to date has bought back 657,400 shares, including 172,900 shares during the third quarter.

Additionally I am pleased to announce that given CCB’s strong continued performance and our anticipated outlook for the foreseeable future, the Company’s quarterly cash dividend has been increased by 25 percent to 5 cents per share to be paid to shareholders on November 29, 2004 to shareholders of record as of November 15, 2004.

We now enter the fourth quarter with much of this transition behind us, additionally having just completed our operating system conversion over this past weekend with a strong loan origination pipeline and expanding and scalable retail branch franchise and a strong sales force located throughout California to deliver our loan and depository products and services needed by our clients. We look forward to strong growth during the fourth quarter and the 2005 year ahead.

Now what I would like to do is go through the PowerPoint presentation that is on the website. So for anyone who is not currently on the website, please join at CommercialCapital.com and those slides are all available. For those of you who are on the website, you’ll be able to see these slides as we go through the presentation.

Where the Company currently stands is we’re the 28th largest thrift in the United States, the sixth largest in California and we continue to be the fastest-growing savings institution in California over the last 3 years. We continue now to be the third-largest multi-family originator in California with an increased market share that is now up to 4.6 percent for the 12 months ended June 30, 2004.

We built the Company into being one of California’s premier community-based retail deposit franchises and now that you have seen the first full quarter of operating expenses, we still continue to be amongst the most efficient operations in the country. We have built the franchise into now having 21 Southern California banking offices. We have announced numbers 22 and number 23 and anticipated opening up San Mateo up in Northern California so the beginning of our Northern California branch expansion which we anticipate being able to do through de novo expansion and anticipate that opening in early 2005. And we continue moving forward on opening up another branch down here in Orange County in Newport Coast. And the franchise now spreads through Ventura, Los Angeles, Riverside, Orange and San Diego counties.

Total assets hit $4.9 billion and grew 4.9 percent on a linked quarter basis. Loans held for investment are approaching $4 billion, having grown 5.8 percent on a linked basis. Deposits reduced by 5.7 percent, down to $2.3 billion, and that reflects the transition of the deposit base that I was referring to.

Equity grew at a 4.5 percent growth rate on the linked quarter to $609 million and tangible equity grew to $245 million which grew nearly 12 percent on a linked quarter basis. Net income hit $18 million; return on equity 12 percent. Return on tangible equity continues to exceed 30 percent at 30.55 percent, and return on assets at 1.50 percent net interest margin through the transition of the balance sheet extending duration from short CDs and utilizing the Federal Home Loan Bank whenever opportunistically we are to take advantage of intermediate portions of the treasury curve rallying at 3.49 percent. So it is still a very stable net interest margin.

Efficiency ratio at 30.59 percent, and when you net out the merger-related costs during the quarter, the efficiency ratio was under 30 percent. And we anticipate that as revenues continue to grow, that the efficiency ratio should head back down into the 20s.

Total loan originations were $583 million, which was up 24 percent from the year earlier, and core loan originations were very strong.

Diluted earnings per share grew at an 88 percent annual growth rate, and we anticipate the near term that we can grow at an extraordinarily high rate as the Company grows its quality balance sheet as we continue with capital growing quickly. And with that said, we’re going to continue to opportunistically buy back stock, and we’re absolutely comfortable with projected 2005 earnings per share growth.

Tangible book value per share grew to 62 percent per annual growth rate to $4.51, and that was a 9.2 percent rate on a linked quarter basis. Book value per share grew to $11.20. Return on assets at 1.50 percent with minimizing interest rate risk and also at the same time not extending out on the yield curve. So everything that we’re doing both on the asset and liability side is predominantly off of the short end of the curve.

Return on average tangible equity in excess of 30 percent and return on average equity at 12 percent. That reflects the full quarter average equity.

Total assets approached $5 billion and core loan originations at $545 million, was up 30 percent on a linked quarter basis and 124 percent from a year ago. Total originations were $583.2 million, which was up 25 percent on a linked quarter basis and up 76 percent from a year ago. Within that origination number, $325.6 million was multi-family; $40.7 million was on commercial real estate totaling 67 percent of our core loan originations were on income property -- on income property; $132 million was single-family residential; $43.7 million was construction and land and the vast majority of that was on income property and $3.1 million was on business and other.

Purchase transactions continue to drive the Company’s core loan originations with 50 percent -- 57 percent of our multi-family origination purchase transactions; 57 percent of our single-family originations were also purchase transactions.

Balance sheet growth continues to be strong with loans held for investment driving the majority of that growth. We hit $3.9 billion in loans held for investment, which was up $211.6 million or 5.7 percent on a linked basis. $545 million of core loan originations drove that loans held for investment. Within that, the total payoffs were predominantly from the Hawthorne loan portfolio; about $75 million was single-family; $70 million were for multi-family; and about $24 million were commercial real estate. And we anticipate being able to continue to grow this loans held for investment portfolio as the year goes along.

Loans held for investment now are up to roughly 68 percent income property and single-family actually grew $33.6 million and we anticipate that portfolio should continue to slightly grow as we move forward. And almost all of our loan originations are pure adjustable-rate off of responsive indices.

David, why don’t you go into the asset quality of the Company’s portfolio on origination?

David DePillo - Commercial Capital Bancorp, Inc. - Vice Chairman and COO

Sure. Currently the Company sits with a little over 5 million of nonperforming assets, all through the acquisition of Hawthorne Savings and in the single-family area. The multi-family portfolio continues to show negligible delinquency. We actually only have one delinquent loan and that was an acquired loan from Hawthorne Savings, a little over $500,000 loan.

The nonaccrual to total loans on a nationwide basis is holding up. It’s actually improving. It’s down to 12 basis points again with the Western region sitting at 5. Now it’s finally on the board, so to speak at 2 basis points. In relation to total loans our single-family is sitting at 46 basis points compared to nationwide 55 basis points and the Western region at 52. So all in all asset quality is holding up very nicely and the acquisition portfolio is performing as we expected it to.

Looking at our metrics for origination, at origination our loan to value is sitting just about 69 percent with debt coverage ratios at 1.28. And on commercial real estate, 65 percent and 1.33. Actually our single-family lending activity of the loan to values are below that of our multi-family and commercial real estate at 64 percent, which shows the typical type of lending we do which is what they call a state lending, higher end dollars but obviously more conservative on an underwriting standpoint. So if you prepare these metrics to what we have done over the last few years, it is pretty much right in line with under 70 percent loan to value and debt coverages close to 1.30. And if you looked at this over the last 7 years it has been very consistent.

Going to the next chart, you will see that over a rolling 3-year period we are ending up with our debt service coverage ratio, if you look at March of ’01, 1.29 and September of ’04, identical at 1.29. An interesting anomaly is that our loan to values are continuing to drop from previous year’s levels. And I think that just shows that we are very particular as to underwriting cash flows and if loan to values support cash flows given the tightness of the market, LTVs will go down over time.

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

This is the same chart we showed last quarter but it pretty much shows you the indices that we lend off of and they are all market responsive indices. We lend from the 12 month moving average of the 1-year treasury, the 1-year CMT, 6 month LIBOR, 6 month CMT and to a lesser extent prime, all plus a margin. And you can see that they all track each other very well. And, from an interest rate risk management standpoint, we feel very comfortable that we can manage our -- the adjustable-rate features of our loans on the balance sheet.

And in comparison to the East Coast marketplace as a lot of the analysts and investors are familiar with, when you compare what we do as far as the structure of our multi-family loan to the structure of the multi-family loan, that a lot of the other lenders back East refer to -- back East they talk more about an average life and the average life being driven by refinance activity. As I earlier indicated, the majority of what we originate is purchase activity loans. And when you look at the structure of our loans, very little of what we do is a hybrid fixed for a certain period related loan. Instead, we are lending off of the extremely short end of the treasury curve, a very responsive portion of the curve and we depend on repricing of an index as opposed to waiting for a refinance to occur in order to get cash flow back to reinvest at other interest rates.

I think a lot of the East Coast lenders are lending fixed for 5 years with a 10-year final and are saying something about a 3-year average life based on anticipated refinance activity, and the majority of our loans reprice inside of a year based on just pure structure of the loan off of responsive indices.

The next slide gives you an indication as to what you should expect the majority of our loans to do that are tied to the 12-month moving average of the 1-year treasury. And the -- where you see that break in the line, that is October 2004, and the index on an actual reported contractual basis is at this point doing nothing but increasing based on the 12-month old data component rolling off of the index and new, higher 1-year CMT numbers being posted and therefore our loans should reprice higher and continue to reprice higher on a monthly basis. And the index is increasing by anywhere between about 7 to 10 basis points per month.

Securities to total assets are down to 10 percent at this point, and I think that is a reasonable percentage for people to work with in terms of where that will portfolio will probably sit. And given the volatility of the markets and the flattening of the yield curve, I think that we are sitting in a very good position and do not have a tremendous amount of volatility to that securities portfolio. If anything we are getting pretty good performance and very good cash flow, which cash flow is reinvested back into loans.

But total deposits, you can see ran from 2.4 billion down to 2.3 billion, and the reduction was 145 million. Of that number 113.6 million consisted of short maturities, short duration, nonrelationship driven CDs that we made the asset liability management decision to rather than paying up to keep those what I’ll term to be a little bit hotter deposits that were within the CD book at Hawthorne, we made the decision not to replace those. And instead replaced them with longer duration Federal Home Loan Bank advances and further reduced any interest rate risk that we may have. The balance sheet is position asset sensitive, and we feel that we are well positioned for rising interest rates. And we’ve been opportunistically taking advantage of even though we’ve had the short, the Fed funds rate pick up through Fed announced increases of rates, we have had in the intermediate portion of the curve a rally so rates coming down during the quarter and we’ve opportunistically taken advantage of that periodically and extended duration on Federal Home Loan Bank advances during those times.

And the deposit composition at this point is roughly 52 percent core transaction accounts to total deposits and you can see time deposits are at about 1.1 percent. I’m sorry 1.1 billion. Equity to assets -- total equity to assets at 12.26; tangible equity to assets, we mentioned during the last quarter that the low point in that ratio should be at the close of the acquisition which in June we reported 4.6 percent. That is up to nearly 5 percent, and we anticipate that through the strong retained earnings that that capital ratio will continue to grow even while we continue to grow the overall balance sheet.

Tangible equity to tangible assets is growing pretty quickly. At June of ’04 it was at 5 percent; it has grown to 5.33 now at the end of the third quarter. Tier 1 core capital ratio, very healthy, still now at 7.63 percent. And earnings have been coming through very strongly with total revenues for the quarter in excess of $60 million. Net interest income reached nearly $38 million, and I would anticipate that going forward that balance sheet -- with much of the balance sheet transition behind us during the quarter that continued balance sheet growth is going to fuel ongoing net interest income growth.

Net interest margin, and I just took you through kind of those balance sheet decisions that were made during the quarter. The asset liability management decision in order to keep core deposit funding costs down despite the two 25 basis point increases by the Fed and through the extending our at Federal Home Loan Bank advances, I think you’ll see as you go further into our numbers that asset yields increased and we anticipate that there should be continued resetting upwards and pretty good large monthly amounts or monthly volumes of loans as we go forward.

Noninterest income grew to $3.6 million during the quarter and G&A to average assets on a first full quarter since the acquisition was reported at 1.05 percent, and we anticipate that that will decline as the balance sheet continues to grow. And that 1.05 percent would have been 1 percent without the merger-related charges during the quarter.

The efficiency ratio reported was 30.6 percent, and this also should decline as revenues continue to grow or as revenues grow at a greater rate than noninterest expense grows. And that number would have been 29.4 percent without the merger-related charges during the quarter.

This resulted in quarterly net income reported of $18 million or $18.3 million without the merger-related charges. And we feel good going into the fourth quarter with a larger -- with a strong loan origination pipeline and with a very strong asset liability management position within the Company.

So with that said, what we would like to do is David, is now going to go into California credit market’s overview. And following that, we will open it up for questions.

David DePillo - Commercial Capital Bancorp, Inc. - Vice Chairman and COO

Thank you, Stephen. The California market continues to post record sales volumes and pricing levels. Home sales are expected to reach 619,000 units for 2004, surpassing last year’s record of 602,000 units. Median sales prices increased 22 percent from 2003 and are expected to post 15 percent increase in 2005 with the unit sales expected to be about the same level as 2003, down slightly from 2004. With forecasted new households of 250,000 for 2005 and only about 200,000 new units expected to be completed, this is going to create about a 50,000 unit shortfall during the year of 2005.

This will put additional pressure on the housing shortage, which has been exacerbated by a continued decline in statewide affordability, which has fallen to 18 percent from 23 percent a year ago.

August home sales declined by 8.5 percent with median home prices increasing by 16.6 percent from the same period last year. Unsold inventory in August increased to 4.3 months from 2 months from the same period last year. However, the number of days to sell a home remained unchanged at 26 days from a year ago.

The statewide multi-family market continues to benefit from continued population growth, shifting demographics, lack of bulk new supply of residential product and affordability. The state is experiencing positive employment growth and most markets reversing trends in even San Jose and other Northern California markets, which have been stagnant since 2000.

Statewide sales activities for the second quarter finished at record levels and even after a slow July, August period, we expect continued record sales activity for 2004. The year-over-year increase in median sales prices at 27 percent confirms investor optimism that owners can continue to increase rents to compensate for expected increase in interest rates and cap rates over time.

Market trends in Northern California point to tightening markets for the first time in several years. Vacancy and rent trends are showing signs of improvements in most major markets. Sales activity remains low accounting for only about 15 percent of the statewide activity with prices increasing around 19 percent from a year ago.

Sacramento due to excess new supply reports the highest statewide vacancy over 8 percent, but it’s expected to stabilize over the next 12 months after the overhang of supply is absorbed. Outside of this market, the remaining fundamentals for Northern California are expected to continue to improve.

Southern California continues to remain extremely tight with lower supply of new units, increasing rents, lower vacancies and a continued reduction of rental units due to condo conversions. From San Diego to North L.A. County, apartments are experiencing strong fundamentals fueled by continued investor demand in spite of low-cap rates and increasing prices per unit.

With escalating land costs and increasing cost of raw materials, new construction is hard to justify. Sales prices in Southern California have increased by 29 percent from the same period last year to just over $119,000 a unit. Even with this increase in average sales price, the $119,000 a unit is well below replacement cost. Additionally, in B&C markets average vacancies are dipping below 4 percent again and will continue to tighten.

The market continues to remain strong for apartment financing with the market remaining around $26 billion a year. Although the competitive landscape has not changed dramatically, we have seen new entrances into the market as commercial banks vie for market share. We monitor additional competition and the effects on pricing and underwriting and to date have not seen any fundamental change in market conditions that make us concerned about meeting production goals or any shift in asset quality. Stephen?

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

We’d like to open up to call now for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) James Abbott of FBR.

James Abbott - FBR - Analyst

Good morning and congratulations on the quarter again. I wondered if I could ask a question about the margin. It was down slightly, and you talked about asset sensitivity. I was wondering if you could just connect the dots for me there and see if you can give me some color as to where you think that that is headed going forward?

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

Sure, James. During the quarter we had what were short duration, short maturity, CDs that were part of what I will call the ladder portfolio of CDs that were on Hawthorne’s books. You may recall the mix that existed that we had outlined for everybody on the last call, which was that we looked more like about 66 percent transaction accounts to total deposits at the time of the acquisition and Hawthorne looked more like around 40 percent. So they had a much higher base of CDs to total deposits. That average duration of the CDs was about 6 months and there were slugs of maturities that were running up in those CDs as well as within there from you may recall the acquisition that they did at First Fidelity Thrift and Loan. A lot of those were higher cost CDs. And as those matured, we made the cognitive choice not to pay up in order to keep those deposits. We kind of used those CDs as hotter deposits and we allowed those to go. At the same time the decision was made as there were rallies in the curve over the course of the quarter -- as much as everybody talks about rates going up over the course of the quarter, most of the curve actually came down, and we made the choice to extend duration on, or replace those CDs and other hot deposits -- higher cost deposits with Federal Home Loan Bank advances and termed out to a point in the curve that we felt comfortable going forward.

So we ate into the margin a little bit to go ahead and do that. And I think the margin came down by about 2 basis points. Additionally, we continue putting on very significant amounts of monthly adjustable loans and semi-annual adjustable loans that are all priced off the short end of the curve. And we’d anticipate that as the 12-month moving average continues to move up month after month by anywhere between 7 to 10 basis points that those asset yields should continue going upward as they did during the quarter. And shorter duration on the asset side.

So if you would actually -- I believe dissect what we originated during the quarter versus what ran off on the asset side, and what we’ve put back on in terms of the monthly adjustable, to actually get an increase in asset yield while putting on monthly adjustable rate loans off of the short end of the curve, I think that was pretty darn good going forward heading into the fourth quarter and into 2005.

James Abbott - FBR - Analyst

I think I understand from the liability side. You basically just increase your costs through extending borrowings. On the asset side you shortened the duration effectively of the portfolio, and as a result, therefore we would be more asset sensitive then, is it fair to say?

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

That’s correct.

James Abbott - FBR - Analyst

Significant more asset sensitive then you were in the second quarter?

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

That’s correct. If you actually look at what the numbers show, you had average months to reset or average duration to reset shortened by a month on the entire loan portfolio, which if you consider how much we originated, how much went onto the balance sheet, how much ran off and then look at the months to reset having shortened by a month, that was -- we look at that as a pretty solid accomplishment.

At the same time, the liability side -- you’re absolutely right; the cost of funds increase was through the Federal Home Loan Bank advances and extension of duration. But if you look at our cost of deposits pretty much stayed flat if even slightly declined during the quarter. So what is actually showing is that the deposit base that we have is a pretty good solid core deposit base, and the money market savings accounts are really turning out to be -- and checking are really turning out to be good core deposits.

James Abbott - FBR - Analyst

And do you have that asset liability number quantified at this point or we’ve got to wait for the Q for that?

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

You’ll see that that in the Q. You’ve got a few different things. What I can say is that from a regulatory standpoint, our gap is showing -- our static gap is showing very asset sensitive. From the standpoint of market value or portfolio equity, which the regulators also look at, we’ve got the lowest amount of volatility that we have had in the history of this Company. So from asset liability management standpoint, interest rate risk management standpoint, we feel very good about what we did during the quarter in order to position ourselves for whatever type of volatility we’re going to be experiencing going forward.

James Abbott - FBR - Analyst

Thanks very much. I’ve got several other questions but maybe I’ll let somebody else take the line at this and I will circle back. Thanks.

Operator

Mike McMahon of Sandler O’Neill.

Mike McMahon - Sandler O’Neill - Analyst

Two questions. You talk on page 7 about the pipeline being $432 million, but the value being less. Can you explain that discrepancy?

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

When we talk about the value being less. We showed 2 different numbers. What we did was we showed that at the close of the quarter, Mike, the value of the loans and the Company’s total loan pipeline equaled 353 million so core pipeline at September 30 and total pipeline --.

Chris Hagerty - Commercial Capital Bancorp, Inc. – EVP and CFO

The total is $353 million, core $322 million

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

Then we also reported the October 22, so our most recent pipeline -- because that always seems to come up, Mike. Like what was you pipeline at the end of the quarter and then before you know it in the conference call we’re announcing what our existing pipeline is. And then we’ve got to follow that up some time during the day with an 8-K because we just said what the existing pipeline was. So we put in as the existing total pipeline and core as of the date.

David DePillo - Commercial Capital Bancorp, Inc. - Vice Chairman and COO

The term value is probably not a great term. It probably should be requested loan amount, because I don’t think there is any -- (multiple speakers) .

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

It implies that we put a price on it. All we did there was show the 2 different numbers. What it was at September 30 and where it stood as of Friday.

Mike McMahon - Sandler O’Neill - Analyst

And Stephen you mentioned earlier that you were comfortable with the estimates that were out there for 2005, which according to first call is $1.78. Is that indeed what you said?

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

That is what I said.

Mike McMahon - Sandler O’Neill - Analyst

Thank you.

Operator

Jim Fowler of JMP Securities.

Jim Fowler - JMP Securities - Analyst

A quick question from you -- for you from page 19 in your press release. I’m sorry the slide presentation. As you are looking forward in 2005, if you had to guess what sort of breakdown would you think you would see in each of these indices in loan originations?

David DePillo - Commercial Capital Bancorp, Inc. - Vice Chairman and COO

I would say the majority of what we’re seeing right now are 12 MAT based originations. The way it breaks down is the majority of our income property is straight adjustable 12 MAT with a little bit of mix of LIBOR in there. The majority of the construction lending portfolio is primed based, generally a floored prime base with spreads of up 1 to 2 percent over prime. Single-family is predominately 12 MAT also. And then there’s a sprinkle of hybrid ARMs that are in the mix right now but very, very small compared to historical rates that we brand on the hybrid ARM.

Jim Fowler - JMP Securities - Analyst

Is your 12MAT pricing somewhat homogenous across borrowers? Could you give me an investor margin and a start rate that would comprise a fair majority of what you plan to book?

David DePillo - Commercial Capital Bancorp, Inc. - Vice Chairman and COO

I would say that for a single-family it’s putting much market-driven and fairly homogenous. It is really competing in the low single-family market. So spreads in the 2 are generally where we start with generally a discounted start rate. And in the income property side, generally we have no discounted teaser products. So we are generally in the mid to upper 2s into the low to mid 3s on our margins on our 12MAT product. And that is generally fully indexed going in. So what you will probably see in an increase from that base booked rate over time into that chart that Stephen showed on Page 40, which will show approximately I think a 30 to 40 basis points increase based on the current 1-year treasury.

Jim Fowler - JMP Securities - Analyst

Is that leading you Stephen, in terms of liability management as you are bringing in more moving average assets? What do you do on the liability side?

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

What is happening, James is that you are seeing the portfolio getting shorter in terms of duration to reset from what we were just going through. We are getting a much higher percentage. There is a very heavy focus within the Company, and it just seems like our borrowers are just going and taking much greater amounts of that monthly 12-month moving average of the 1-year treasury index type product. And as the duration keeps getting shorter on the asset side, much more rate sensitive on the asset side or much more asset sensitive -- though the temptation is great given the yield curve to be on the shorter type of duration on the liability side, we’ve been very (multiple speakers) Yes. We are completely resisting it and though parts of the curve tell you to do it, we’re just not. And if anything, we are longer. We are clearly longer on the liability side, duration-wise than where we are on the asset side. At I think that that’s going to serve us well going into ’05.

Jim Fowler - JMP Securities - Analyst

Can you borrow from the Home Loan Bank on a moving average basis? I just don’t know.

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

You can do just about anything from a structural standpoint but we really avoid doing it. We’re keeping everything real simple and it’s just not worth it. Whatever you pick up just doesn’t seem to be worth going through all of the option adjustments -- the optionality related models when you go into the regulatory exams, etc.

David DePillo - Commercial Capital Bancorp, Inc. - Vice Chairman and COO

You know, the 12-month (indiscernible) average is a 1-year treasury if you are booking your portfolio over time, it reacts very similar to a straight 1-year CMT. I think one of the advantages that we do have it because we are booking significant amount of assets at new rates and they are adjusting upward with the liability strategy that we’ve had, we are experiencing increase in our asset yields. And one of the things you need to realize is that on the acquired portfolios of Hawthorne, a lot of their apartment loans were at significantly higher rates than market. And those are experiencing higher pay-off rates. And we still had asset yields increase because of the inertia of this portfolio. And the fact that these do not have periodic caps compared to 1-year -- traditional 1-year CMT and LIBOR product, 12MAT has a life cap. So in large fluctuations and swings in interest rates, it will actually adjust much quicker than a typical capped 1-year CMT or LIBOR product.

Jim Fowler - JMP Securities - Analyst

One last question. In the single-family portfolio from Hawthorne in their 12MATs, do you have any substantive sizes that will be coming off the teaser period in the next quarter? My understanding those are teased for 1 month or so?

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

They are generally teased for 1 month so the next month you end up going to that full level.

Jim Fowler - JMP Securities - Analyst

Is there a lot of that that we might see contributing to earnings on a wider margin in October?

David DePillo - Commercial Capital Bancorp, Inc. - Vice Chairman and COO

Every month.

Jim Fowler - JMP Securities - Analyst

Okay. Thank you very much.

Operator

Richard Eckert of Roth Capital Partners.

Richard Eckert - Roth Capital Partners - Analyst

Just a follow-up to the very first question asked. There seems to be some pressure on the margin. Can you talk about any influence that prepayments may have had and what your prepayment experience was during the quarter?

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

Richard, what I want to point out and it goes into what I was saying a little while ago. If you go into the breakout of the overall yields of the balance sheet later in the press release you’re going to see that asset yields actually increased, so this margin obsession that everybody has got, it is either you’re doing something proactive that causes it, or it is happening to you from a passive standpoint if that’s fair. And let me explain that. You can get margin compression from assets repricing down on you when you don’t want that to happen, but that is not what is going on here. We’ve got asset sensitivity -- we’ve got responsive assets that are repricing upwards. We made the cognitive choice during the quarter to extend Federal Home Loan Bank advances as the market rallied in the intermediate part of the curve and allowed short duration CDs to runoff. That ate into margin and also increased -- helped increase and protect overall earnings going forward while bringing down the overall deposit costs.

So it is not about loans prepaying and crushing us or asset yields repricing down and crushing the net interest margin. This was about liability decisions that were made during the quarter. Does that explain it, Richard?

Richard Eckert - Roth Capital Partners - Analyst

Yes, but you still didn’t address -- what the level of prepayments was -- what the experience was?

David DePillo - Commercial Capital Bancorp, Inc. - Vice Chairman and COO

If we look at the prepayment rates against the portfolio, against “old CCB book of business” it was very, very low. A small portion of the overall prepays are really from our book. So if you look at the multi-family, for example, over 50 percent of the prepayments from the multi-family portfolio were from the Hawthorne acquired portfolio, which was less than half of our portfolio going in. And those are at some pretty significant yields. We had some loans from prepay that were close to 10 percent. So to have our average yield on assets go up while experiencing some of these higher prepays, I think is testimony that our management on the asset side is working. We would expect that to slow down over time, Richard, as those portfolios diminish and they are replaced with our core books.

And another significant issue for us is we have curtailed some of the construction lending activities that Hawthorne was doing. So those assets will naturally prepay over time since they are short duration on their own. So if you look at total prepayments, I would say that well over 70 percent of those relate to the Hawthorne acquired portfolio versus what CCB experienced. And we would expect that to curtail over time as those portfolios diminish. Does that make sense?

Richard Eckert - Roth Capital Partners - Analyst

That helped. That is what I was getting at. Some of their older seasoned loans.

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

The beauty of that, Richard is some of these 9.75 percent loans that were paying off were acquired loans from another institution with yield maintenance provisions. So in some cases the yield maintenance provisions were about 60 percent of the entire loan balance at payoff, which is very significant as far as other fees. So we are experiencing good fee income as these pay off and we can replace them with our better managed asset as we see it.

Richard Eckert - Roth Capital Partners - Analyst

Okay. Thanks a lot.

Operator

Chris Marinac - FIG Partners - Analyst

FIG Partners.

Chris Marinac - FIG Partners - Analyst

I wanted to ask what the tax rate is. Is this tax rate we should expect going forward or is there anything temporary in this change?

Chris Hagerty - Commercial Capital Bancorp, Inc. – EVP and CFO

It’s going to be pretty close to that going forward. We obviously have been taking advantage of tax credits and low income housing tax projects that we invest in and we’re very familiar with those and our experience obviously on the income property side as well as in past lives. So we are looking at those advantages going forward, and we’re probably going to be having a tax rate pretty close to that going forward, as well.

Chris Marinac - FIG Partners - Analyst

Stephen, could you talk -- I guess you are thinking about the deposit pricing in terms of competitive pressure in the marketplace -- has there been any change since the 3 prime rate increases in the marketplace and can you indicate expectations going forward?

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

As far as in the market or as far as what we’re going to do?

Chris Marinac - FIG Partners - Analyst

In terms of what CCB is going to do.

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

Let’s go through both. The market is very competitive. There are people doing some irrational things. I think that is taking place in pretty much every market across the country unless you got that one guy that controls the little local market or something. And clearly there is plenty of competition out here. There are plenty of financial institutions out here and just about every market we’ve got a branch. And we are resisting the temptation to do anything that is irrational. And we are I think experiencing very good strength in the core deposit base. And one of the things that we’ve been looking forward to is the completion of our systems conversion that has been worked on for quite a while and took place over the course of this last weekend with some minor, minor issues. And that puts us in a position to be able to offer as we talked about those business banking products and services to the entire client base that exists at CCB. And that is something we haven’t been able to do.

First of all, that product -- those products -- the suite of services didn’t even exist at Hawthorne. And those product haven’t even existed during the last 3 months until now we’ve completed the conversion, which puts us in a position to hopefully be able to do some things there.

Chris Marinac - FIG Partners - Analyst

Super. As a follow up, given the conversion that is behind you now, should the absolute dollars of G&A have any savings coming out of them, in the near term, or would you simply grow into that on the balance sheet as you alluded to earlier?

Chris Hagerty - Commercial Capital Bancorp, Inc. – EVP and CFO

There will be continued savings in the G&A cost saves for in that we have not reached 100 percent -- we are actually very close to that -- but not reached 100 percent on the Hawthorne acquisition. Obviously what is going to offset that to some extent is our successful de novo branch expansion, which we just opened in Beverly Hills October 4 and we are going to open a couple more early to mid next year as Stephen pointed out. But as Stephen indicated, certainly the efficiency ratio and G&A average assets we certainly expect those ratios to improve.

David DePillo - Commercial Capital Bancorp, Inc. - Vice Chairman and COO

But there will be less related expense obviously. We did complete our conversion this weekend actually and everything is up and running just fine. But you do have additional training conversion costs and other things that did impact us during the quarter, as well as for the part of this quarter. But those are behind us now, and actually just operating costs and platform going forward should be lower.

Chris Marinac - FIG Partners - Analyst

Can you elaborate on any sort of cross selling that has been done sort of with your income borrow or with other bank products and how far along are you with this early stage on that?

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

When I talk about the upside potential been that true cross sell, we’ve been talking about this for quite a while but now we actually have a very strong sales force between the branch system that we have all across Southern California that’s going to be expanding into Northern California, as well as we obviously have that sales force that exists with a great client in every our of her lending lines. But if you were to look at a set of members that I find to be really fascinating and I think this is going to be kind of a little bit of an obsession going forward -- if you consider how many, we reported before how many accounts that we have -- deposit accounts and loan accounts but if you consider some of those depositors have multiple accounts; some of those borrowers have multiple accounts, if you break it down to really how many clients we have, we have 51,000 or just over 51,000 clients.

Of those clients -- this is mind-boggling to me -- only 1160 of them have both a deposit and a loan. And I think that is where the real upside is going forward. We’ve got borrowers that don’t have deposits with us and we have depositors who don’t have loans with us. And I think that we now have the ability to kind of bring that all together and have a marriage of both the borrower and depositor as becoming a really good CCB relationship going forward.

Chris Marinac - FIG Partners - Analyst

Great. Thanks for your time very much.

Operator

(OPERATOR INSTRUCTIONS) Leo Harmon of Fiduciary Management.

Leo Harmon - Fiduciary Management - Analyst

I was wondering if you all could talk a little bit about whether or not you are seeing changes in customer behavior from a standpoint of wanting to borrow at a fixed-rate versus a floating rate similar to what you guys were doing on the FHLB side and whether or not you have seen changes in customer behavior because obviously your customer should be seeing the same thing as you all are.

David DePillo - Commercial Capital Bancorp, Inc. - Vice Chairman and COO

Yes, it’s very interesting. In times of flattening yield curves we’ve certainly seen that over the last few months. Generally borrowers try to option into the longest asset that they can. The same on the depository side when they can get paid up in a rising interest rate environment or a steepening yield curve. Actually the market is very unique in the fact that the majority of our borrowers still prefer these straight adjustable or shorter term hybrid

ARM because they are generally smaller in size, the assets tend to turn over relatively quickly. So the typical fixed-rate market of fixed for 10 years who would have extensive block out yield maintenance or prohibitive prepayment penalties generally haven’t been market accepted out here, nor are they really cost beneficial for the borrower. In fact, their third party costs are significant in reports and other outside fees including legal.

So we, if anything, have consistently maintained over this year approximately 70 some odd percent of our assets in straight adjustable, and the other 30 percent hybrid ARMs which generally have been 5 years or in on that initial fixed-rate period. So we really haven’t seen a fundamental shift. If you look at our total originations, you will see an other line in there, and I believe for the quarter we did close to 40 million of other originations. And that is really the fixed-rate product that is available on the market, generally have been on larger balance loans, and that has generally gone to Fannie Mae or into the CMBS market.

So although we did experience a little more of that outside of originations, I think if you looked at our core originations and especially in the income property area, we are running at a rate that we haven’t seen in quite some time, and it has been mostly in straight adjustable.

Leo Harmon - Ficuciary Management - Analyst

Secondarily, can you talk about what percentage of the FHLB loans were termed out or on the balance sheet of what is termed out versus where you were last quarter?

Chris Hagerty - Commercial Capital Bancorp, Inc. – EVP and CFO

On the borrowing side, the Federal Home Loan Bank borrowings, almost all of them are -- in fact, they’re all term and fixed-rate term advances. They’re not variable rate.

Leo Harmon - Ficuciary Management - Analyst

Third thing, what level are you guys trying to manage tangible equity to?

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

I would assume that the low point of tangible equity was at the close of the acquisition, and we are anticipating that it’s actually going to continue to grow, as far as a capital ratio, despite the growth rates of the Company. We are just seeing very powerful earnings coming through and exceeding what we are even able to do in terms of total footings growth. So we’ve kind of got a unique situation going on here that we haven’t experienced in really years.

Leo Harmon - Ficuciary Management - Analyst

Last question, I was wondering if you all could address Tom Lawyer’s resignation on the call to the standpoint that he was hired for a reason and not necessarily the reasons he resigned, but how that affects the business model going forward and the kind of adjustments you all are making to replace him going forward?

David DePillo - Commercial Capital Bancorp, Inc. - Vice Chairman and COO

Why don’t we address the latter part of that question first, and really our strategic initiative with Tom was to, in a sense, pull some of the direct interaction that I have with the sales force. And I think when you have a growing sales force and one individual who is ultimately responsible for helping that sales force and would train that over time we saw a strategic opportunity to bring Tom in. And since we had like-minded sense as to asset quality and to growth of a platform, we thought that was a great acquisition for us. We’ve kind of taken a different view towards that in the fact that because our sales force is growing it is growing on a regional basis. We have really looked to some of our seasoned sales professionals in the field to take more management roles on a regional basis and have them screen out a lot of the preliminary loan activity prior to coming to me. And that has released a lot of the burden on myself.

So I think what you will find over time, given the fact that we looked at a single point of contact in trying to replicate what I’m doing, in reflection we feel that disseminating some of that responsibility out to the field to some of our seasoned professionals really pulls a lot of the burden away from myself and frees me up to do a lot more with the Company. So I think regionally we will continue that, and it is the responsibility of those individuals also to mature younger sales professionals that were either internally promoting within our own Company or acquiring from the outside. And this is an aging sales force within the industry.

What we’re finding is rather than just focusing on bringing other seasoned professionals into our Company, we really need to mature that next level or that next generation of sales force into the arena. And we think that will benefit us.

The reason for Tom leaving I think was twofold. One was he was a little discouraged over at Citi because of being remote and having to deal with New York and all the trials and tribulations explaining California real estate to New York bankers, which we have suffered from over the years also. And I think coming aboard the fact that he lives in Calabasas and we’re located in Irvine and for those of you that are familiar with our traffic patterns, on a good day that’s probably 2 1/2 hours to 3 hours of travel time being remote and not really feeling part of the management team in a sense made him a little bit discouraged. And I think if he in retrospect understood from day one that he wouldn’t have day-to-day management interaction probably would have changed his mind going into joining us.

But I think the also other factor is Tom spent most of his career I think on the back end as a credit manager and really looking at deals as they were fully underwritten and ready to go through the system and more performed the function of Robert Williams in our Company who is an expert in that area also. But I think you will find that it was probably not a good fit dealing with 20 some odd direct sales agents trying to formulate deals up front where I don’t feel his comfort level was as well as being remote in the field. He was only with us a few weeks, so the question of what impact that has had; it actually had no impact either positive or negative. If anything, most of the salespeople are always apprehensive seeing a new face. So I think interaction was minimal to begin with and should have no impact or has had no impact going forward.

So I think you guys will see given the activity of our lending platform the growth that we’ve had over the quarter, and we hit record origination volumes in the summer. And especially in our income property area and if you look at our pipeline growth that we’ve seen, we are very excited about finishing out the year as well as going into 2005 and feel that our platform has grown at a much more accelerated basis than we’ve experienced in the past.

Leo Harmon - Ficuciary Management - Analyst

Thank you.

Operator

John Hecht of JMP Securities.

John Hecht - JMP Securities - Analyst

Real quick, I know we’ve touched on this a little earlier in the conference call. Related to the expense base and looking at the change in Q2 versus Q3 this year, how much of that is related to just bringing on the Hawthorne platform versus sort of organic growth?

Chris Hagerty - Commercial Capital Bancorp, Inc. – EVP and CFO

Remember the second quarter only had 26 days of the Hawthorne acquisition since it closed on June 4. So all the increase really is due to the fact that we do have that larger platform coming on. It is not related to anything.

David DePillo - Commercial Capital Bancorp, Inc. - Vice Chairman and COO

You’ve got to remember looking back we were running around a little over 25 percent efficiency. They were what, 42? So we always said going in day one we would be around 30 and then working our way down from that. So to be a 30.6 at the end of the third quarter, as well as if you back out some of the merger related expenses we’re just slightly under 30 percent. I think that is testimony that we hit the numbers and if anything are going to improve over time. So very little from the organic side from the CCB standpoint. And most of it is acquired G&A.

John Hecht - JMP Securities - Analyst

Okay. Thank you.

Operator

James Abbott for FBR.

James Abbott - FBR - Analyst

Just a couple follow-up questions I had were on the prepayment penalty income that was a little bit -- well substantially higher than what I was originally looking for. I was wondering if you could talk to how much longer and it sounds like some of that came from yield maintenance due to roughly 10 percent coupon multi-family loans from Hawthorne. I was wondering how much of that is left and maybe if you could give us color or guidance on where that at?

David DePillo - Commercial Capital Bancorp, Inc. - Vice Chairman and COO

If you look at it James and you look at the acquired portfolio and you look at the runoff rates, very little of that really comes from single-family area. A majority of it is coming from the multi-family commercial real estate on the acquired side. And obviously if you looked at their annualized rate of pay offs against those portfolios, it will be around for a while. I would say that the good news for us is that they are very significant amounts of prepayment penalties against these loans. Not all of them were obviously yield maintenance related, but I would expect over the next few quarters to see higher-than-expected prepayment penalties due to the runoff of these existing portfolios unless something fundamentally changes in the interest rate environment. Remember, there is a big gap between market and where a lot of these loans were residing from an interest rate standpoint.

James Abbott - FBR - Analyst

(multiple speakers) I was just going to say from a margin compression perspective as those come down but you have already marked those loans to market (multiple speakers) when you bought them. So you are not going to experience a lot of margin compression, you are just going to experience more fee income? Is that it?

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

Remember that they had a $2.2 billion loan portfolio that we marked.

David DePillo - Commercial Capital Bancorp, Inc. - Vice Chairman and COO

James, our position over time was always to remix this portfolio into our more traditional longer lasting product. And to have the same level of multi-family payoffs against a much, much larger portfolio, we are twice their size and have capped the payoffs. It is a testimony that I think our annualized rate was around 20 percent, which is a little higher than we normally experience. Some of that we’ve refinanced into our own product. But compared to what they’re prepayment speeds are, we will see that stabilize over the next few quarters. But we will have higher prepayment penalties, which are a good thing.

James Abbott - FBR - Analyst

Thanks that is good color. Construction of residential real estate you mentioned that you had reduced your exposure there. I’m wondering if you could give us some quantified numbers, maybe what Hawthorne was doing on an annualized basis versus what you saw this quarter.

David DePillo - Commercial Capital Bancorp, Inc. - Vice Chairman and COO

They are planning -- they were planning to do about $400 million in construction. And I think when you looked at it -- last quarter we did around $40. So we have more or less cut that production in half. Our intention wasn’t to shut down that production. Our intention was to spend a few quarters remixing that production. What we found significant portion of the business plan was in spec residential and not owner occupied. And we feel that if you’re running about 70 percent spec residential, construction portfolio you’re running probably at the higher end of the risk profile.

We have remixed that and would expect about a 25 percent equal distribution between spec residential, owner builder residential, commercial real estate and multifamily real estate. In as Stephen mentioned, the majority of our current pipeline is nonresidential construction. So we are running well below $200 million a year in production. Will we continue to run at that low of a level? Probably not. But I don’t believe we are on path at least next year to do the same level as Hawthorne projected at over $400 million.

Residential is doing what it has done year in and year out and I think its testimony to the management over there, which they have a specific business plan, a product and they’ve stuck to it. In that niche, they are a market leader, and we would expect as we’ve seen that portfolio to grow slightly over time. And it grew modestly for the period and the payoffs were pretty strong. We would expect to single-family to grow at a very marginal rate as the prepayment speed slow down on the acquired portfolios in the other business classes and we will start seeing some of the portfolio growth rates that you guys are used to, we’ve experienced over time.

James Abbott - FBR - Analyst

Thank you for that. Also on the outlook for originations for ’05, any -- I know we are getting a little closer there but we are still a ways away. Do you have any sense yet as to where we might be?

David DePillo - Commercial Capital Bancorp, Inc. - Vice Chairman and COO

Well, you know, it’s interesting. It is hard for us to predict but if you just looked at last quarter core, at least on the income property side, on an annualized basis, that is close to 1.5 billion of core on the multifamily and commercial. And if you look and other originations, we are close to 1.7 billion in run rate, and I think with modest growth from there, we would expect to exceed what we are obviously doing this year. And single-family is traditionally done around $500 to $600 million a year.

The real question is what happens with construction and other lending activities if we are able to get that group refocused, which they currently are and build that production back up to over $200 million. That is I think where the kind of unknown factor of our originations are. So we do expect some nice growth in originations going into 2005 and are very comfortable in achieving those goals.

What we plan to do is finish out this quarter, reassess where any weaknesses are in our production platform and then augment that during 2005. Quite frankly where we are a little short in manpower is probably the Inland Empire and maybe some additional resources in San Diego County. But I think we are a dominant player in L.A. and the South Bays into Orange County. And we get our fair share of Northern California. But as I’ve stated over the past year, production is slow up there. So you don’t want to dominate a market that doesn’t have a lot of production because then you are running in top adverse selection.

James Abbott - FBR - Analyst

Thanks for the color. Just to characterize then if I added all those numbers up correctly and maybe assuming 200 million for construction, that is somewhere in the 2.5 billion range or something like that. Plus or minus?

David DePillo - Commercial Capital Bancorp, Inc. - Vice Chairman and COO

I would say that we feel comfortable there, and that is certainly where we’re heading towards. But what we’ve always said, James, is we will grow at a rate in which we feel comfortable not sacrificing asset quality and I think as long as the markets continue to show the strength they are and we are able to feel comfortable in the additional asset classes that will lending in that should be a good number.

James Abbott - FBR - Analyst

Thanks. I won’t hold you to that.

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

James, before you go -- just keep in mind the modeling aspect of that just remember that we coined that expression that word -- that term of art called lumpy. It doesn’t always happen on straight line basis per your models. So a year-over-year, we get that growth.

David DePillo - Commercial Capital Bancorp, Inc. - Vice Chairman and COO

I would say measure us at the end of the year and not during a specific quarter on an annualized basis. So that could be troublesome.

James Abbott - FBR - Analyst

Absolutely. Okay. Thanks.

Operator

Mark Brennan of LSI.

Mark Brennan - LSI - Analyst

Good morning. I was a little better before this morning, though. Stephen you made a lot of comments about the margin, and I was wondering if you could just boil it down -- a little bit confusing and I didn’t catch all of it. And possibly just give us kind of what you see as the outlook on the actual margins in the next several quarters.

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

Boiling it down, and then I will give the outlook. Boiling it down, asset yields went up. I think we did a very good job remixing the asset side of the balance sheet over the course of the quarter. Deposit costs stayed stable, if even decline. And then Federal Home Loan Bank advance rates went up as we termed out advances in order to be anticipatory of where rates could be in the future and continue to build the asset sensitivity of the balance sheet.

As for as where the margin will be over the course of the next several quarters, I feel pretty comfortable in these ranges, and I would anticipate that as the 1 months -- 1 year CMT continues in that 220 range that it is currently at and pulls up the 12-month moving average of the 1-year treasury that you are going to continue seeing asset yield levels moving up over time.

Mark Brennan - LSI - Analyst

Great. Thank you very much.

Operator

Craig McBeth (ph) of LSI.

Craig McBeth - LSI - Analyst

My question has been answered. Thanks.

Operator

I’m showing that we have no more questions in the queue at this time. I will now turn the presentation back over to you.

Stephen Gordon - Commercial Capital Bancorp, Inc. - Chairman and CEO

Thank you very much, and we look forward to continued discussions and to the fourth quarter and ’05 beyond that. Thank you.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference call. This concludes the presentation. You may now disconnect. Good day.